Exhibit 99.1

Zion Oil & Gas to Conduct In-Well Testing Operations at its Elijah #3 Well

Dallas, Texas and Caesarea, Israel – June 19, 2013 – Zion Oil & Gas, Inc. (NASDAQ: ZN) (“Zion” or “Company”) announced today that the Board of Directors approved of in-well testing at its Elijah #3 well in the Asher-Menashe License, in which an application was submitted to Israel’s Petroleum Commissioner for a third one-year extension on April 26, 2013.

During Zion’s 2013 Annual Shareholders’ Meeting, the Board of Directors on June 12, 2013 approved an Authority for Expenditure (“AFE”) proposal to conduct in-well testing of its Elijah #3 well within the Jurassic geological section, at approximately 7,380 feet (2,250 meters), with operations likely to occur in September, 2013. Zion plans to perforate the zone of interest, fluid stimulate the carbonate rock, and perform a drill stem test. A drill stem test is a procedure for isolating and testing the pressure, permeability and productive capacity of a geological formation within a well. The test is a key method of obtaining information on the formation fluid and establishing whether a well has found a commercial hydrocarbon reservoir.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Haifa and Tel Aviv. It currently holds three petroleum exploration licenses - the Joseph and the Asher-Menashe Licenses, between Netanya, in the south, and Haifa, in the north, covering approximately 83,000 and 79,000 acres, respectively, and the Jordan Valley License to the east of Zion’s Asher-Menashe license area, covering approximately 56,000 acres. Zion awaits approval of the Megiddo-Jezreel License of approximately 98,000 acres, in which the proposed work plan and boundaries have been preliminarily approved by Israel’s Petroleum Commissioner within the Energy Ministry. If the Energy Ministry grants Zion’s applied-for Megiddo-Jezreel License, Zion’s total petroleum exploration rights area will be approximately 316,000 acres.

For updates on exploration and operational activities, please visit Zion’s website: “www.zionoil.com”. Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN.”

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations and potential results thereof and plans contingent thereon, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:

Zion Oil & Gas, Inc.

Brittany Russell, 214-221-4610

dallas@zionoil.com